STOCK PURCHASE AGREEMENT
                           AND PLAN OF REORGANIZATION

      AGREEMENT entered into as of the 17th day of September, 1998 among Ergovision, Inc., a Delaware corporation (the "Buyer"), Gilead Enterprises, Inc. a New York corporation (the "Company"), and Fred Silverstein, Olga Silverstein and Judith M. Lamattina being the holders of all of the issued and outstanding capital stock of the Company (the "Sellers").

                                    RECITALS

      WHEREAS, the Sellers collectively own all of the outstanding shares of Common Stock, without par value per share, of the Company (the "Company Shares"), and are willing to sell the Company Shares to Buyer; and

      WHEREAS, the parties hereto wish to adopt an agreement pursuant to which Buyer will acquire all of the Company Shares in exchange for shares of Buyer's $0.001 par value Common Stock ("Buyer's Common Stock") and for other consideration as more fully set forth herein; and

      WHEREAS, for federal income tax purposes, it is intended that the Plan of Reorganization shall qualify as a tax-free reorganization under Section 368
(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder; and

      NOW, THEREFORE, in consideration for the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1. Plan of Reorganization and Purchase and Sale of Shares

A. Plan of Reorganization

      The parties to this Agreement hereby adopt a Plan of Reorganization pursuant to the provisions of Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder to be effectuated in the manner hereinafter set forth. Neither the Buyer, Company nor any of the Sellers shall intentionally take or cause to be taken any action, whether or not at, prior to or after the Closing, which would disqualify the Plan of Reorganization as a "pooling of interests" for financial accounting purposes or as a tax-free "reorganization" within the meaning of Section 368 (a) of the Code.

B. Exchange of Shares.

      (a) Subject to the provisions of this Agreement, each of the Sellers agrees to sell, and Buyer agrees to purchase, at the Closing (as defined in Article 1.C hereof), the number of Company Shares set forth on Exhibit A hereto next to such Seller's name. In consideration of such sale, Buyer agrees that it will deliver to the Sellers an aggregate of Fifteen Thousand (15,000) Shares of duly authorized, validly issued, fully-paid and non-assessable shares of Buyer's Common Stock ("Purchase Shares"). The Sellers shall be entitled to all stock splits and stock dividends declared by the Buyer and the Buyer shall only issue future shares for due consideration.


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

      (b) Each Seller shall receive Thirty Three and One Third (33 1/3 %) Percent of the Purchase Shares, and the Stock Options granted in accordance with the terms of this Agreement, which is equal to the percentage of the Company Shares owned by such Seller as set forth in Exhibit A hereto.

C. Time of Closing.

      The closing of the purchase and sale provided for in this Agreement (herein called the "Closing") shall take place simultaneously with the execution of this Agreement; provided, however, that in no event shall the Closing date be extended beyond September 30, 1998.

D. Delivery of Company Shares.

      At the Closing, the Sellers and Company shall deliver or cause to be delivered to Buyer, among other things:

      (a) certificates for all the Company Shares owned by each of the Sellers, duly endorsed in blank for transfer, or with stock powers attached duly executed in blank, with all signatures notarized or, at the election of Buyer, guaranteed in the form of Exhibit B hereto;

      (b) such other documents as may be required to effect a valid transfer of the Company Shares by the Sellers, free and clear of any and all liens and encumbrances;

      (c) general releases by all officers, directors and stockholders of the Company of any liability of the Company to them, or any claim that they may have against the Company in the form of Exhibit C hereto; and

      (d) such other documents as may be required elsewhere in this Agreement or may be reasonably requested by Buyer.

E. Delivery of Purchase Shares.

      Buyer shall deliver or cause to be delivered to Sellers, among other things, certificates for that number of Purchase Shares as determined in Article 1.B (b) hereof at Closing.

F. Further Assurances.

      Sellers and Buyer from time to time after the Closing, at the request of the other party and without further consideration, shall execute and deliver further instruments of transfer and assignment and take such other action as such other party may reasonably require to more effectively transfer the Company Shares to the Buyer and to otherwise consummate the transactions contemplated herein.

ARTICLE 2. Covenants, Representation and Warranties of the Company and Sellers


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      Each Seller, jointly and severally, and the Company, to induce Buyer to enter into and consummate this Agreement, represents and warrants to Buyer that:

            A. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with the power to own its properties and carry on its business as now being conducted.

            B. The authorized capital stock of the Company consists of 200 shares, per share, of which there are issued and outstanding 30 shares, all of which are validly issued, fully paid and non-assessable and owned of record and beneficially by Sellers, free and clear of all liens and encumbrances.

            C. The execution, delivery and performance of this Agreement has been duly authorized and approved by the Company's Board of Directors and Sellers. The Company and Sellers have the full right, power and authority, without further corporate action, to enter into this agreement and perform the same, and this Agreement constitutes a valid and binding obligation of the Company and Sellers in accordance with its terms. Neither the execution nor delivery of this Agreement nor the performance of this Agreement will result (with or without lapse of time or the giving of notice or both) in any breach of any term or provision of any contract, agreement, indenture or other instrument (including without limitation the Company's certificate of incorporation and by-laws), or any judgment, decree or order of any court to which the Company is a party, or by which the Company may be bound, and no consent or authorization is required of any person, firm or corporation pursuant to any of the aforementioned instruments to the Company and Sellers consummation of this Agreement and the transactions contemplated hereby.

            D. The Company has no subsidiaries or interest in any other corporation, partnership, joint venture or proprietorship.

            E. The Company owns outright and has good and marketable title to all of its properties and assets free and clear of all liens and encumbrances.

            F. There are no liabilities of the Company of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which the Company may become liable on or after consummation of the transactions contemplated by this Agreement

            G. All Federal, state and local income and other taxes accrued or asserted against the Company have been paid, or adequate reserves have been established therefore by the Company. All tax returns required to be filed by the Company have been filed. Sellers have no knowledge of any unassessed tax deficiency posed or threatened against the Company. No waiver of any statute of limitations has been given with respect to presently unexamined tax return examinations.

            H. There is no litigation or proceeding pending or threatened against the Company relating to its business or the transaction contemplated by this Agreement.

            I. The Company to the knowledge of the Sellers has good title to all of its Intellectual Property Rights.


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

      (a) For purposes of Section I, "Intellectual Property" means all patents, patent applications, trade marks (whether registered or unregistered) or service marks, trade secrets, trade-dress, know-how, trade mark or service mark applications, trade names, copyrights, licenses and computer software, owned or used by the Company.

      (b) All rights of ownership of, or material licenses to use, Intellectual Property held by the Company are listed on Schedule I. To the best knowledge of the Sellers and the Company, there are no Intellectual Property rights, other than those set forth on this schedule.

      (c) Except as set forth on Schedule I, all rights to Intellectual Property required to be listed in Schedule:

            (i) are owned exclusively by the Company, free and clear of any attachments, licenses, sub-licenses or encumbrances, such that no other person has any right or interest in or license to use or right to license others to use any of the Intellectual Property;

            (ii) are freely transferable (except as otherwise required by law); and

            (iii) are not subject to any outstanding order, decree, judgment or stipulation or

      (d) All licenses and other agreements pursuant to which any item of Intellectual Property is licensed or used by the Company are valid, binding and enforceable and there does not exist thereunder a default or event or condition which, after notice or lapse of time or both, would constitute a default by any party thereto.

      (e) No proceedings to which the Company is a party have been commenced which (i) challenge the rights of the Company in respect of the Intellectual Property listed on Schedule I, or (ii) charge the Company with infringement of any other person's rights in Intellectual Property and, to the knowledge of the Company and Sellers, no such proceeding to which the Company is not a party has been filed, nor are any such proceedings threatened to be filed.

      (f) Except as set forth on Schedule I, no director, officer or employee of the Company owns, directly or indirectly, in whole or in part, any Intellectual Property right which the Company has used, is presently using, or the use of which is reasonably necessary to its business as now conducted or presently contemplated to be conducted.

      J. Each Seller is purchasing or acquiring the Shares of Buyer's Common Stock for his or her own account for investment and not with a present view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the "Act"). Each Seller hereby consents to the placing of a legend substantially similar to the following on each certificate for the shares of Buyer's Common Stock, and each Seller agrees to abide by the restrictions contained therein:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be sold, transferred or assigned unless registered under the Act, pursuant to Rule 144, or an opinion of counsel, satisfactory to the corporation, is obtained to the effect that such sale, transfer or assignment is exempt from the registration requirements of the Act.


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

      K. Each Seller understands that the Shares of Buyer's Common Stock have not been registered under the Act by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of such Seller's investment intent as expressed herein. Each Seller acknowledges that the shares of Buyer's Common Stock can be sold only if registered under the Act or an exemption from such registration is available. Each Seller has been advised of or is aware of the provisions of Rule 144 promulgated under the Act, which rule permits resale of securities purchased in a private placement subject to the satisfaction of certain conditions contained therein.

      L. No representation or warranty made herein by any Seller or any statement, certificate, Schedule or document furnished or to be furnished to the Buyer herewith contains any untrue fact or statement or omits or will omit to state any fact reasonably necessary to make the statements herein not misleading, and shall be true and correct as though made on and as of the Closing Date, and all copies of documents delivered hereunder are true and complete copies.

ARTICLE 3. Representation and Warranties of Buyer

      Buyer represents and warrants to the Sellers that:

      A. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own and operate its properties, to carry on its business as presently conducted, to enter into this Agreement and to carry out the terms hereof.

      B. There is no action, suit, proceeding or investigation pending, or to Buyer's knowledge and belief any basis therefore or any threat thereof, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

      C. The execution, delivery and performance of this Agreement by Buyer has been duly authorized by all requisite corporate action, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

      D. Buyer is not in violation of any term of its certificate of incorporation or by-laws, or of any material term of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation, applicable to Buyer, and the execution, delivery and performance of this Agreement will not result in any such violation.

      E. Buyer is not required to obtain any consent, approval or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority in connection with the execution and delivery of this Agreement or the consummation of any transaction contemplated hereby.

      F. The representations, warranties and covenants of Buyer contained in this Agreement are true and correct, as though made on as of the Closing Date, and Buyer has no reason to believe that the representations, warranties and covenants of Buyer contained in this Agreement contain an untrue statement of a material fact required to be stated therein or necessary to make the statements therein contained not misleading.


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

ARTICLE 4. Sellers and Company's Closing Documents

      The Sellers and Company are herewith delivering to Buyer the following documents and instruments pursuant to the terms of this Agreement:

      A. All of the Shares duly endorsed for transfer before a Notary Public by each of the respective Sellers, with the proper notarized acknowledgment and stock transfer tax stamps affixed thereto (if so required by law), guaranteed in the form of Exhibit B hereto.

      B. A general release executed by each officer, director and Seller of the Company releasing any claim they may have against the Company or any officer or director of the Company (inclusive of any subsidiary of the Company), except as may otherwise be reserved under this Agreement, as set forth in Exhibit C hereto.

      C. A Secretary's Certificate, as set forth in Exhibit D, dated the date hereof duly executed by the Company to the effect that annexed to said certificate is a true and complete copy of:

            (i) the Certificate of Incorporation and all amendments thereto of the Company;

            (ii) the Company's By-Laws and all amendments thereto; and

            (iii) correct and complete copy of the resolutions adopted by the Board of Directors of the Company approving this Agreement.

      D. Buyer shall have received the written resignations of all officers and directors of the Company, which resignations will be effective no later than the Closing as set forth in Exhibit E.

ARTICLE 5. Buyer's Closing Documents

      Buyer is herewith delivering to Sellers the following documents and instruments pursuant to the terms of this Agreement:

      A. Secretary's Certificate executed by Buyer's Secretary to the effect that the execution and delivery of this Agreement and the consummation thereof has been duly approved by the Buyer's Board of Directors as set forth in Exhibit F hereto.

ARTICLE 6. Indemnification by Buyer

      (a) Buyer hereby agrees to indemnify and hold harmless Sellers from and against any claim, demand or liability, whether or not meritorious (and against any costs and expenses, including, without limitation, attorney's fees incurred in resisting any such claim, demand or liability), arising out of any action or omission on or after the Closing by Buyer in, or resulting from, the operation of the business purchased hereunder.

      (b) Buyer shall give Sellers prompt written notice of any such claim, demand or asserted liability and shall permit Seller to defend against any such claim, demand or liability by counsel of its choice. Buyer shall cooperate with Seller in such defense and shall make its books and records and personnel available to Seller in connection therewith.

ARTICLE 7. Indemnification by Sellers

      (a) Except for liabilities disclosed on the Balance Sheet (Schedule -) or as otherwise provided herein, Sellers hereby agree to indemnify and hold harmless Buyer from and against any claim, demand or liability, whether or not meritorious (and against any costs and expenses,


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

including, without limitation, attorney's fees incurred in resisting any such claim, demand or liability), arising out of any action or omission before the Closing by Sellers in, or resulting from, the operation of the business purchased hereunder.

      (b) Sellers shall give Buyer prompt written notice of any such claim demand or asserted liability and shall permit Buyer to defend against any such claim, demand or liability by counsel of its or their choice. Sellers shall cooperate with Buyer in such defense and shall make its books and records and personnel available to Buyer in connection therewith.

ARTICLE 8. Survival of Warranties

      All representations and warranties made herein by any of the parties or signatories to this Agreement shall survive the date hereof and last until the expiration of the applicable statute of limitations in such cases made and provided for.

ARTICLE 9. Restrictive Covenant

      (a) Each Seller agrees for himself that for a period of two (2) years after the date of Closing, he or she will not, directly or indirectly, own, manage, operate, join, control, or participate in, or become affiliated as an officer, employee, partner or otherwise in any corporation, partnership or business entity engaged in the same or similar business as the Company anywhere in the World other than the Company.

      (b) Sellers acknowledge that the remedy at law for any breach of the foregoing will be inadequate and that the Company and/or Buyer shall be entitled to injunctive relief.

ARTICLE 10. Brokerage Indemnification

      The parties mutually represent and warrant to each other that no broker or finder was in any way involved with the transactions contemplated by this Agreement.

ARTICLE 11. Stock Option Agreement With Sellers.

      The Buyer will issue to the Fred Silverstein a total of 2,500 Stock Options to purchase the Buyer's Common Stock at a price of $3.00 per share over a ten (10) year exercise period at the Closing. The Buyer will make such adjustments in the Exercise Price and in the number or kind of shares of Common Stock or other securities covered by the Stock Options as required and exercised in good faith, to prevent any dilution of the rights of the Seller that otherwise would result from (a) any stock dividend, stock split combination of shares, recapitalization or other change in the capital structure of the Buyer, or (b) any merger, consolidation, spin-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets.

ARTICLE 12. Miscellaneous

A. This Agreement contains the entire understanding between the parties hereto and there have been no oral or other agreements, representations or warranties of any kind or nature (i) concerning or relating to the contents of this Agreement, or (ii) made or given as a condition


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

precedent or inducement to the signing of this Agreement, or (iii) otherwise concerning this Agreement or the subject matter hereof.

B. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs and or beneficiaries.

C. This Agreement may be executed in one or more counterparts and all such counterparts shall constitute one and the same instrument.

D. All Schedules and Exhibits referred to in this Agreement shall be deemed to be annexed hereto and made a part hereof.

E. The construction and performance of this Agreement shall be governed by the laws of the State of New York.

F. No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding unless in writing and signed by all parties to this Agreement. G. The Article headings set forth herein are for reference purposes only and do not form a material part of this Agreement.

ARTICLE 13. Notice

      All notices, requests, demands and other communications required or permitted to be given (i) hereunder by any party hereto shall be in writing and shall be deemed to have been duly given when received if delivered personally, or (ii) on the business day following the business day sent if sent by prepaid domestically recognized overnight receipted courier if sent domestically, or
(iii) on the third business day following the day sent if sent by prepaid internationally recognized overnight receipted courier if sent internationally, or (iv) when receipt telephonically acknowledged if sent by telecopier transmission on a business day or, if not a business day, on the next following business day, or (v) when answered back if sent by telex, if on a business day, or if not a business day, or the next following business day, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice) or, (vi) by U.S. registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by the like notice):

      If to the Sellers or to the Company, to:

      Dr. Fred Silverstein                            Judith M. Lamattina
      460 East 79th Street #17E                       275 Seminary Hill Rd.
      New York, NY  10021-1443                        Carmel, NY  10512
      Tel: 212-861-7537
      Fax: 212-861-8970

      Olga Silverstein
      460 East 79th Street #17E
      New York, NY  10021-1443
      Tel: 212-861-7537
      Fax: 212-861-8970


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

      If to the Buyer, to:

      Ergovision, Inc.
      One Fairchild Court
      Plainview, NY 11803
      Attn: Robert B. Greenberg, CEO
      Tel:  516-349-1110
      Fax:  516-349-9191

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

ARTICLE 14. Arbitration

      A. In the event of any dispute between the parties arising out of the construction, application, or implementation of this Agreement or any documents related thereto, the parties shall submit their dispute to binding arbitration before the American Arbitration Association pursuant to the commercial arbitration rules then prevailing. Any demand for arbitration shall be in writing, addressed to the parties affected thereby, in accordance with the notice provisions of this Agreement.

      B. Any arbitration hereunder shall be held at the offices of the American Arbitration Association in New York County, New York.

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as an instrument under seal in multiple counterparts as of the date set forth above by their duly authorized representatives.

                                    ERGOVISION, INC.

                                    BY: /s/ Robert B. Greenberg
                                        ---------------------------------------
                                        Robert B. Greenberg, Chairman and CEO


                                    GILEAD ENTERPRISES, INC.

                                    BY: /s/ Fred Silverstein
                                        ---------------------------------------
                                        Fred Silverstein, President

                                    SELLERS:


                                    /s/ Fred Silverstein
                                    -------------------------------------------
                                    Fred Silverstein


                                    /s/ Olga Silverstein
                                    -------------------------------------------
                                    Olga Silverstein


                                    /s/ Judith M. Lamattina
                                    -------------------------------------------
                                    Judith M. Lamattina


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